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Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

FASTCLICK, INC.

        Fastclick, Inc.    (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law does hereby certify:

        FIRST:    That the name of this Corporation is Fastclick, Inc. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was                        . 2005.

        SECOND:    That this Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

        THIRD:    That the board of directors of the Corporation (the "Board of Directors") adopted resolutions proposing and declaring advisable the amendment and restatement of the Corporation's Certificate of Incorporation, that this Restated Certificate of Incorporation was approved by the written consent of the stockholders of the Corporation, in accordance with Section 228 of the Delaware General Corporation Law, and that the amendment and restatement of the Corporation's Certificate of Incorporation so approved by the Board of Directors and the stockholders of the Corporation reads as follows:

ARTICLE I

        The name of this Corporation is Fastclick, Inc.

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.

ARTICLE III

        The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV

        Section 1.    The total number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock"). Subject to the rights of the holders of any series of Preferred Stock or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

        Section 2.    The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions, subject only to limitations prescribed by law and the provisions of this Article IV. The Board of Directors may increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Section 3.    Subject to the prior rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the holders of shares of the Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for that purpose, such dividends as may be declared from time to time by the Board of Directors.

        Section 4.    Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Fractional votes for shares of Common Stock shall not be permitted, and any fractional voting rights for shares of Common Stock shall be rounded down to the nearest whole share. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.

ARTICLE V

        Section 1.    The business and affairs of the Corporation shall be managed by and under the direction of its Board of Directors. Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors.

        Section 2.    The election of directors of the Corporation need not be by written ballot.

        Section 3.    Advance notice of stockholder nominations for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

        Section 4.    No stockholder will be permitted to cumulate votes at any election of directors.

        Section 5.    The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.

        Section 6.    At each annual meeting of stockholders held after the filing of this Restated Certificate of Incorporation, directors to replace those of a class whose term expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If the number of directors comprising the entire Board of Directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

        Section 7.    Vacancies occurring on the Board of Directors for any reason shall be filled only by the Board of Directors, and not by the stockholders, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director or as otherwise determined by the Board of Directors. A person so chosen by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

        Section 8.    Any director may be removed from office at any time, but only for cause, by the affirmative vote of the stockholders having a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote in the election of directors of the Corporation, voting together as a single class.

ARTICLE VI

        In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered (except as limited by the laws of the State of Delaware):

          (a)   to make, alter, amend and repeal the Bylaws of the Corporation, subject to the provisions thereof.

          (b)   from time to time, to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors.

          (c)   from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may seem best; and

          (d)   in addition to the powers and authorities provided herein and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provision of said laws, of this Restated Certificate of Incorporation and the Bylaws of the Corporation.

ARTICLE VII

        Section 1.    To the fullest extent that the Delaware General Corporation Law or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stock-holders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. Any amendment, repeal or modification of this Article VII or the adoption of any provision inconsistent with this Article VII shall not adversely affect any right or protection of a director of this Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification or the adoption of such inconsistent provision.

ARTICLE VIII

        Section 1.    To the fullest extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which the Delaware General Corporation Law permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

        Section 2.    Any amendment, repeal or modification of this Article VIII or the adoption of any provision inconsistent with this Article VIII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification or the adoption of such inconsistent provision.

ARTICLE IX

        Subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, upon due notice and in accordance with the provisions of the Corporation's Bylaws, and may not be effected by written consent.

ARTICLE X

        Notwithstanding anything herein to the contrary, the affirmative vote of the holders of at least two-thirds of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote at any annual or special meeting of stockholders called for such purpose, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, Article V, Article IX or this Article X of this Restated Certificate of Incorporation. Subject to the provisions of this Article X and the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon dissolution, liquidation or winding up, the Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

        FOURTH:    That the foregoing Restated Certificate shall be effective on            , 2005 at            Eastern Time.

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        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed by Fred Krupica, its Secretary.

Dated: , 2005

By:
Fred Krupica Secretary

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  Exhibit 3.3